UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 24, 2008

GoAmerica, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-29359	22-3693371
(State or Other Jurisdiction of InCompany)	(Commission File Number)	(I.R.S. Employer Identification No.)

433 Hackensack Avenue

Hackensack, NJ 07601

(Address of principal executive offices) (Zip code)

(201) 996-1717

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 2.02.	Results of Operations and Financial Condition

NOVATO, CALIFORNIA — November 24, 2008 – On November 24, 2008, GoAmerica, Inc. (the “Company”) issued a press release announcing that its board of directors has authorized a program to repurchase shares of the Company’s outstanding common stock (the “Program”). The Program remains subject to formal consent by the Company’s first lien lenders, which will be provided pursuant to amendments to the Company’s credit agreements. Among other things, it is expected that the amendments to the credit agreements will provide for a $2 Million reduction in the Company’s revolving line of credit and a fee to be paid to the first lien lender in an amount equal to 3% of the aggregate value of the shares repurchased by the Company pursuant to the Program. Upon receipt of such amendments, the Program is expected to be implemented immediately.

Under the Program, repurchases may be made from time to time by the Company in the open market or in private purchases in compliance with Securities and Exchange Commission guidelines. The timing and amount of any shares repurchased will be determined by the Company’s management based on its evaluation of market conditions and other factors. The repurchase program may be suspended or discontinued at anytime. It is expected that any repurchased shares will be held in treasury. In addition, the Board of Directors has established certain parameters within which purchases of shares may be made, and a limit of $1 Million on the aggregate dollar amount of the shares that may be purchased pursuant to the Program between the Program start date and December 31, 2009. The repurchase program will be funded using the company’s working capital.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

99.1	Press Release dated November 24, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GoAmerica, Inc.
(Registrant)

By:	/s/ Michael J. Pendergast
Name:	Michael J. Pendergast
Title:	General Counsel & Corporate Secretary

Date: November 24, 2008

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release dated November 24, 2008.